Exhibit 20-1

                                  PRESS RELEASE


                  BCP/Essex Holdings Inc. announced today that it has called for redemption all of its outstanding Series B Cumulative Redeemable Exchangeable Preferred Stock. The stock will be redeemed at the close of business on July 15, 1996, at a redemption price of $26.875 per share, plus accrued and unpaid dividends through the redemption date of $0.166 per share, for a total redemption price of $27.041 per share.

                  The aggregate amount due upon redemption of the outstanding Series B Preferred Stock will be financed by BCP/Essex Holdings Inc. through a private offering of its common stock to certain of its current common stockholders and their affiliates. This offering will not be and has not been registered under the Securities Act of 1933, and such common stock may not be offered or sold in the United States absent such registration or an applicable exemption from registration.

                  BCP/Essex  Holdings  Inc. is  a  holding  company for  Essex
    Group, Inc., one of the world's largest producers of electrical wire and cable products. Essex Group is included in the Fortune 1000 list of industrial and service companies and the Forbes 500 list of privately held companies. The Company's business operations are supported by 24 manufacturing facilities in 12 states producing a broad product line that includes magnet wire, building wire, automotive wire, appliance wire, industrial wire, electronic wire, specialty wiring assemblies, communication wire and electrical insulation materials.






























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